UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 22, 2008

KBS REAL ESTATE INVESTMENT TRUST, INC.

(Exact name of registrant specified in its charter)

Maryland	000-52606	20-2985918
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	IRS Employer Identification No.

620 Newport Center Drive, Suite 1300

Newport Beach, California 92660

(Address of principal executive offices)

Registrant’s telephone number, including area code: (949) 417-6500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

The information in this Report set forth under Item 2.03 regarding the financing arrangements entered in connection with the acquisition of the asset described in Item 2.01 is incorporated by reference herein.

ITEM 2.01 COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

On August 22, 2008, KBS Real Estate Investment Trust, Inc. (the “Company”), through an indirect wholly owned subsidiary, acquired a senior mezzanine loan with a face amount of $500,000,000 (the “GKK Mezzanine Loan”), which was used to fund a portion of Gramercy Capital Corp.’s (“Gramercy”) acquisition of American Financial Realty Trust (“AFR”) that closed on April 1, 2008. The purchase price of the GKK Mezzanine Loan was approximately $496,039,000 plus closing costs. The Company’s acquisition was funded with the proceeds from the Company’s initial public offering and two separate repurchase agreements from Goldman Sachs Mortgage Company (“Goldman”) and Citigroup Financial Products Inc. (“Citigroup”), described below under Item 2.03.

The borrowers under the GKK Mezzanine Loan are (i) the wholly owned subsidiary of Gramercy formed to own 100% of the equity interests in AFR, (ii) AFR and (iii) approximately 100 subsidiaries of AFR that directly or indirectly own equity interests in the entities that own the AFR portfolio of properties. AFR and its subsidiaries own over 900 office and bank branch properties located in 37 states and Washington, D.C. and partial ownership interests in 125 bank branch properties (a 99% interest in 52 properties and a 1% interest in 73 properties) occupied primarily by Citizens Bank.

The GKK Mezzanine Loan bears interest at a variable rate of one-month LIBOR plus 520 basis points. The GKK Mezzanine Loan has an initial maturity date of March 11, 2010 with a one-year option to extend subject to certain conditions. Prior to maturity, the borrowers under the GKK Mezzanine Loan are required to make interest-only payments to the Company (although certain cash flow relating to the Dana portfolio is required to be applied to pay down the GKK Mezzanine Loan), with the outstanding principal balance being due at maturity. The borrowers are also permitted to release certain properties subject to meeting specified conditions, including the payment of a release price to the Company.

The GKK Mezzanine Loan is subordinate to senior loans in the approximate aggregate principal amount of $1,841,044,000 as of June 30, 2008. Approximately $1,605,500,000 (face value) of the senior loans were assumed by Gramercy as part of its acquisition of AFR. Goldman, Citicorp North America, Inc. (“Citi”) and SL Green Realty Corp. (“SL Green”) originated a $250,000,000 mortgage loan at the closing of Gramercy’s acquisition of AFR. The GKK Mezzanine Loan is senior to a $99,329,674 (face amount) junior mezzanine loan, which was originated by Goldman, Citi and SL Green.

The GKK Mezzanine Loan is secured by, among other things, a first lien priority pledge in 100% of the equity interests in AFR (the upper tier pledge) and various first lien priority pledges in the equity interests of certain of the entities that own the AFR portfolio and certain entities that own some or all of the equity interests in the property owning entities (the lower tier pledges). In certain cases, the lower tier pledge is of 100% of the equity interests of the applicable property owning entity and in other cases the pledge is less than 100% depending upon what type of pledges were permitted under the existing senior loans that were assumed at closing. Unlike a foreclosure under a deed of trust, the foreclosure of an equity interest entitles the foreclosing party (in this case, the Company’s indirect wholly owned subsidiary) to take title to an equity interest rather than taking title to the real property. Foreclosure on the equity interests in AFR would allow the Company to take direct control of AFR and indirect control of the AFR portfolio of properties, subject to the senior loans. With respect to certain material misrepresentations or other acts of bad faith as set forth in the guarantee agreement, amounts under the GKK Mezzanine Loan are guaranteed by Gramercy.

The Company’s right to payment under the GKK Mezzanine Loan is subordinate to the right to payment of the senior lenders. As holder of the GKK Mezzanine Loan, the Company entered into intercreditor agreements with seven of the senior lenders. Each intercreditor agreement provides that in the event of a default under the GKK Mezzanine Loan, the Company would be entitled to foreclose on the pledged ownership interests subject to the satisfaction of customary transfer provisions set forth in the intercreditor agreement.

ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF COMPANY

In connection with the Company’s acquisition of the GKK Mezzanine Loan, on August 22, 2008, the Company, through indirect wholly owned subsidiaries, entered into two repurchase agreements with Goldman and Citigroup. Together, the two repurchase agreements encumber the Company’s entire ownership interest in the GKK Mezzanine Loan and financed $297,623,400 of the Company’s cost of acquiring the GKK Mezzanine Loan. The repurchase agreement with Goldman is in the amount of $167,413,162 and the repurchase agreement with Citigroup is in the amount of $130,210,238.

The repurchase agreements with Goldman and Citigroup currently bear interest at a rate of 30-day LIBOR plus 150 basis points and have a maturity date of the earliest to occur of (a) March 9, 2011, (b) the maturity or termination date of the GKK Mezzanine Loan, or (c) such earlier date on which the repurchase agreements shall terminate in accordance with their terms or by operation of law. Though certain indirect wholly owned subsidiaries are the parties that entered the repurchase agreements, the Company has guaranteed amounts outstanding under the agreements. The Company may prepay amounts outstanding under the repurchase agreements, though prepayments are subject to breakage fees. The repurchase agreements also require the Company to meet certain financial covenants and contain other covenants and events of default that are typical for this type of financing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS REAL ESTATE INVESTMENT TRUST, INC.

Dated: August 28, 2008	BY:	/s/ Charles J. Schreiber, Jr.
Charles J. Schreiber, Jr.
Chief Executive Officer